Exhibit 99.1

PRESS RELEASE

ADHEREX COMPLETES US$25 MILLION PUBLIC FINANCING

Research Triangle Park, NC, February 21, 2007 — Adherex Technologies Inc. (AMEX:ADH, TSX:AHX), a biopharmaceutical company with a broad portfolio of oncology products under development, today announced that it has completed the previously announced public offering of units for US$25 million in gross proceeds. The maximum offering was completed, resulting in the issuance of a total of 75,759,000 units. Each unit consisted of one common share of the Company and one-half of a common share purchase warrant. Each whole warrant entitles the holder to acquire one additional common share of the Company at a price of US$0.40 per share at any time for a period of three years from the closing of the offering.

“This financing provides the resources essential to advancing our drugs through the next key shareholder value driving events” said William P. Peters, MD, PhD, Chairman and CEO of Adherex. “With eniluracil and ADH-1, we have two major oncology drug candidates, and we expect the next year to bring meaningful clinical and corporate developments.”

As a result of the offering, Southpoint Capital Advisors LP now owns or exercises control over 41,504,000 common shares, representing 42% of the current issued and outstanding common shares (assuming full exercise of all warrants issued to Southpoint Capital but no other outstanding warrants or options). In addition, two shareholders own or exercise control over 10% or more of the Company’s issued and outstanding common shares, being (i) Lawrence Asset Management Inc., which owns or exercises control over 15,151,515 common shares, representing approximately 17% of the current issued and outstanding common shares (assuming full exercise of all warrants issued to Lawrence Asset Management only), and (ii) OrbiMed Advisors LLC, which owns or exercises control over 8,829,117 common shares, representing approximately 10% of the current issued and outstanding common shares (assuming full exercise of all warrants issued to OrbiMed Advisors only).

“We are very pleased to have the opportunity to participate in this financing,” said Rob Butts, Co-founder and Partner, Southpoint Capital Advisors. “We believe Adherex represents one the best risk/reward propositions we have seen given the large potential markets for both eniluracil and ADH-1 relative to the Company’s current market capitalization. We and our advisors are extremely impressed by both the quality of the science and the management team, and we have confidence in management’s ability to realize the value of the eniluracil and ADH-1 programs.”

Directors and officers of Adherex have subscribed for 60,000 units pursuant to the offering. Due to their participation, Adherex has relied upon exemptions from the valuation and minority approval requirements for related party transactions pursuant to OSC Rule 61-501.

With the completion of this offering, Adherex expects to have the financial resources necessary to advance its clinical programs for eniluracil and ADH-1 well into 2008 and pay the upfront fee of US$1 million to GlaxoSmithKline for all rights to eniluracil, as previously announced.

The securities offered have not been and will not be registered under the United States Securities Act of 1933, as amended, or any state securities laws, and thus may not be offered or sold within the United States unless registered under the U.S. Securities Act of 1933 and applicable state securities laws, or an exemption from such registration is available.

About Adherex Technologies

Adherex Technologies Inc. is a biopharmaceutical company dedicated to the discovery and development of novel cancer therapeutics. We aim to be a leader in developing innovative treatments that address important unmet medical needs in cancer. We currently have multiple products in the clinical stage of development, including ADH-1 (Exherin™), eniluracil and sodium thiosulfate (STS). ADH-1, our lead biotechnology compound, selectively targets N-cadherin, a protein present on certain tumor cells and established blood vessels that feed solid tumors. Eniluracil, an oral dihydropyrimidine dehydrogenase (DPD) inhibitor, was previously under development by GlaxoSmithKline for oncology indications. STS, a drug from our specialty pharmaceuticals pipeline, protects against the disabling hearing loss that can often result from treatment with platinum-based chemotherapy drugs. With a diversified portfolio of unique preclinical and clinical-stage cancer compounds and a management team with expertise in identifying, developing and commercializing novel cancer therapeutics, Adherex is emerging as a pioneering oncology company. For more information, please visit our website at www.adherex.com.

This press release contains forward-looking statements that involve significant risks and uncertainties. The actual results, performance or achievements of the Company might differ materially from the results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, those regarding the expected use of funds and the timing associated with our development programs and how long the funds from the offering will support our development activities. We can provide no assurance that such matters will proceed as currently anticipated. We are subject to various risks, including the uncertainties of clinical trials, drug development and regulatory review, the early stage of our product candidates, our need for additional capital to fund our operations, our reliance on collaborative partners, our history of losses, and other risks inherent in the biopharmaceutical industry. For a more detailed discussion of related risk factors, please refer to our public filings available at www.sedar.com and www.sec.gov.

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For further information, please contact:

Melissa Matson

Director, Corporate Communications

Adherex Technologies Inc.

T: (919) 484-8484

matsonm@adherex.com